Contractual Fee Waiver Agreement

                 Between Westlakes Institutional Portfolios and

                        Turner Investment Partners, Inc.



         AGREEMENT made this 1st day of October 2002, by and between Westlakes Institutional Portfolios, a Delaware business trust (the "Trust"), and Turner Investment Partners, Inc. (the "Investment Adviser") (together, the "Parties").

         The Investment Adviser hereby agrees to limit the Portfolios' unified management fee to the following levels for a period of one year from the date of this Agreement:

         Portfolio                                       Unified Management Fee

         High Yield Fixed Income Portfolio                       0.40%
         High Quality Fixed Income Portfolio                     0.35%
         BBB Fixed Income Portfolio                              0.35%
         Core Fixed Income Portfolio                             0.35%


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


    Westlakes Institutional Portfolios          Turner Investment Partners, Inc.



    By:/s/ Brian M. Ferko                       By:/s/ Thomas S. Trala


         This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.